LOAN AGREEMENT

THIS AGREEMENT is made the 3rd day of August, 2001.

BETWEEN

QUEENSLAND TEACHERS UNION HEALTH FUND LIMITED ACN 085 150 376 a company incorporated in Australia and having its registered office at 438 St Paul's Terrace, Fortitude Valley, Queensland ("TUH")

AND

HEALTHTRAC, INC. a company incorporated under the laws of the State of California and having its principal office at 539 Middlefield Road, Redwood City, California 94063 ("HTI")

AND

VIRTUALSELLERS.COM, INC a company incorporated in Canada under the Canada Business Corporation Act and having its principal office at Suite 1000, 120 North LaSalle Street, Chicago, Illinois 60602 ("VDOT")

BACKGROUND

A TUH is a shareholder of HTI.

B. By an agreement dated 11 July 2001, HTI, TUH, VDOT and others have agreed to merge HTI into Healthtrac Corporation, a wholly owned subsidiary of VDOT.

C. TUH has agreed to provide the Facility for the ongoing funding of HTI.

D. TUH has also agreed to pay for books ordered by HTI upon the repayment terms set out in this Agreement.

E. In consideration of the assistance provided by TUH, to HTI, VDOT joins in this Agreement for the limited purpose of agreeing to issue Shares pursuant to Section 6 of this Agreement.

The parties agree:-

1. INTERPRETATION

1.1 Definitions

In this Agreement, unless the context otherwise requires:-

"Accounts Payable" means the accounts payable by HTI as disclosed in Schedule "C" of the Merger Agreement.

"Agreement" means this Agreement and any Schedule.

"Authorised Officer" means the Chief Executive Officer, President, Vice President or any other person duly appointed by the party's Board.

"Books" means books ordered by HTI from Perseus for sale to customers of HTI.

"Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday other than a day gazetted to be a holiday in Brisbane or in San Francisco.

"Date of Conversion" means the date TUH notifies VDOT under clause 6.1.

"Event of Default" mean any of the following:-

- if HTI fails to repay the Facility or any part of it as required under this Agreement

- if HTI fails to pay TUH any other money payable under this Agreement as and when it falls due for payment

- if HTI fails to perform any other material term or condition of this Agreement

- if HTI files for bankruptcy

- if an administrator or receiver of HTI's property or assets or any part of them is appointed or an application is made by HTI for an arrangement with creditors or any similar proceedings or arrangements are made by HTI

- if HTI submits to creditors control or enters into any arrangement with any of its creditors or proposes to do so

- if there is any attachment or distraint of all or a substantial part of the assets to HTI or if those assets become subject at any time to any order of a court or other legal process

- if HTI stops payment generally

- if HTI ceases to carry on business in its usual course

- if HTI fails to pay when due and prior to the expiration of any grace period any material sum of money for which it has an obligation under any other borrowing or accommodation or fails to comply with the terms and conditions of any other borrowing or accommodation whether that borrowing or accommodation is provided by TUH or not.

"Facility" means where the context permits the sum of $110,000 and includes the outstanding balance from time to time.

"Healthtrac Corporation" means Healthtrac Corporation, a company incorporated under the laws of the State of Nevada and a wholly owned subsidiary of VDOT that will be the surviving corporation in the Merger. After closure of the Merger, any reference in this Agreement to HTI shall be deemed to be a reference to Healthtrac Corporation unless the context clearly requires otherwise.

"HTI" means Healthtrac, Inc. a company incorporated under the laws of the State of California that will be the disappearing corporation in the Merger.

"Interest" means the rate of interest at 1% over the Prime Rate adjusted quarterly until the Facility is repaid. If the interest rate designated as "Prime Rate" is discontinued during the term of this Loan Agreement, it must be replaced by a published interest rate which in the reasonable opinion of TUH replaces the Prime Rate.

"Merger" means the merger of HTI into Healthtrac Corporation pursuant to the Merger Agreement.

"Merger Agreement" means the agreement between HTI, VDOT, TUH and others for the merger of HTI into Healthtrac Corporation, a wholly owned subsidiary of VDOT.

"Prime Rate" means the annual variable rate of interest published or declared by Bank of America from time to time at its main branch which is used to determine the interest rate it will charge for U.S. dollar loans made in San Francisco, and is designated by the said bank as its prime rate. In the event of a dispute as to the prime rate in effect from time to time, the certificate of the manager or acting manager of the said branch as to such rate will be accepted as conclusive evidence thereof for all purposes of this Agreement.

"Repayment Date" means the date which is 18 months after the date of this Agreement.

"TUH" means Queensland Teachers Union Health Fund Limited a company registered in Australia.

"VDOT" means VirtualSellers.com, Inc., a company incorporated under the Canada Business Corporation Act.

1.2 Interpretation of this Agreement

Unless expressed to the contrary:

1.2.1 the singular includes the plural and vice versa; and

1.2.2 if a word or phrase is defined, other parts of speech and grammatical forms of that word or phrase have corresponding definitions;

1.2.3. the word "person" includes a firm, unincorporated association, corporation and a government or statutory body or authority;

1.2.4. a consent or notice is to be in writing;

1.2.5 the word "including" when introducing a list of items does not limit the meaning of the words to which the list relates to those items or to items of a similar kind;

any gender includes the other genders;

1.2.6. a reference to a person includes legal personal representatives, successors and permitted assigns;

1.2.7. a reference to a statute, regulation, ordinance or code ("statutory provision") includes a reference to:

1.2.8.1 that statutory provision as amended or re-enacted from time to time; and

1.2.8.2 a statute, regulation or provision enacted in replacement of that statutory provision;

1.2.9 a reference to a right includes a benefit, remedy, discretion, authority or power;

1.2.10. a reference to an obligation includes a warranty or representation and a reference to a failure to observe or perform an obligation includes a breach of warranty or representation;

1.2.11. a reference to time is to local time in California, USA;

1.2.12. $ or "dollars" is a reference to the lawful currency of the United States of America;

1.2.13. the word "writing" includes any mode of representing or reproducing words in tangible and permanently visible form and includes facsimile and email transmissions;

1.2.14. a reference to any thing includes a part of that thing;

1.2.15. a party, clause or schedule is a reference to a party, clause or schedule of or to this Agreement;

1.2.16. a reference to this Agreement or another instrument includes any variation or replacement of either of them;

1.2.17. the word "day" means calendar day and the word "month" means calendar month;

1.2.18. if any period of time expires on a Saturday, Sunday or gazetted holiday for the City of San Francisco, then the period will be taken to expire on the next Business Day; and

1.2.19 the word "year" means a calendar year of 365 or 366 days as the case may be.

1.3 Headings

Headings do not affect the interpretation of this Agreement.

2. THE FACILITY

2.1 TUH shall provide the Facility to HTI on the terms and conditions set out in this Agreement.

2.2 The Facility must be applied by HTI for the business expenses of HTI.

2.3 The parties acknowledge that HTI has drawn down $50,000 from the Facility prior to the Date of this Agreement and this draw down is taken to be governed by the terms of this Agreement.

3. UTILISATION

HTI must give TUH prior notice of not less than three Business Days of draw down of the Facility or any part of the Facility.

4. INTEREST

Once drawn, Interest is payable on any part of the Facility from the date on which it is drawn down calculated on daily rest payable on the Repayment Date.

5. PRINCIPAL REPAYMENT

Subject to clause 0 HTI must repay the Facility on the Repayment Date.

6. CONVERSION TO SHARES

6.1 TUH may convert the amount borrowed under the Facility into shares in VDOT by notice in writing to VDOT exercisable on the Repayment Date.

6.2 If TUH exercises the option referred to in clause 6.1, instead of repayment of the Facility, TUH must accept shares in VDOT with the number of shares calculated in accordance with the following formula:

A = B/C

where:

A means the number of VDOT shares allotted to TUH.

B means the amount of the Facility which has been drawn down on the Date of Conversion including all Interest calculated to the Date of Conversion.

C means the ten day average price per share for VDOT common shares on the last trade (sale) of the day on the exchange on which VDOT is traded for the ten day trading period ending on the Date of Conversion.

6.3 If the share certificate for the shares in VDOT is not received by TUH within 14 days of the date that VDOT receives written notice of the exercise of the option contained in clause 6.1, TUH may rescind the notice of conversion and the failure to issue the certificate will be deemed to be an Event of Default entitling TUH to exercise its rights under clause 8.

6.4 The parties acknowledge that an amount of $484,763.51 is owing to TUH for Books as set out in the Accounts Payable. TUH agrees to convert this amount of the Accounts Payable into shares in VDOT as calculated in accordance with the following formula:

A = B/C

Where:

A means the number of VDOT shares allotted to TUH

B means the amount of Accounts Payable to be converted into VDOT shares.

C means the ten day average price per share for VDOT common shares on the last trade (sale) of the day on the exchange on which VDOT is traded for the ten trading day period ending on the date of closure of the Merger Agreement.

Where A includes a fraction of a number the number is increased to the next whole number.

6.5 If the share certificate for the shares in VDOT referred to in Section 6.4, above, is not received by TUH within fourteen days of the date of final closure of the Merger Agreement, the failure to issue the certificate will be deemed to be an Event of Default entitling TUH to exercise its rights under clause 8 of this Agreement.

7. BOOKS

TUH agrees to pay for the Books ordered by Healthtrac Corporation for a period of nine (9) months after the date of closure of the Merger Agreement on the following conditions:-

7.1 Healthtrac Corporation must only order Books after it has received a confirmed order for those Books from a customer of Healthtrac Corporation;

7.2 at the same time as an order is placed with the vendor for Books, Healthtrac Corporation must forward by facsimile transmission or email a copy of the order to TUH;

7.3 TUH must remit the funds direct to the vendor of the Books within the vendor's trading terms;

HTI must repay the remittance in full to TUH:-

7.4.1 within 2 Business Days after the customer pays HTI for the Books; or

7.4.2 within 45 days of TUH remitting the funds under clause 7.3 whichever is the earlier;

7.5 Healthtrac Corporation must pay Interest to TUH but if Healthtrac Corporation repays the money to TUH within the time stated in clause 0 TUH must waive payment of Interest; and

7.6 TUH is under no obligation to pay for Books the invoices for which are received more than nine (9) months after the date of closure of the Merger Agreement but if TUH does pay for Books after that date, the payment is taken to be made on the conditions contained in clause 7.1 to 0

8. EVENTS OF DEFAULT

Without limiting the generality of any provision contained in this Agreement or any rule of law or of equity if any Event of Default occurs, TUH may in its absolute discretion terminate the Facility by giving notice in writing to HTI whereupon at the option of TUH all amounts then outstanding become immediately due and payable together with all other money costs charges and expenses owing actually or contingently without further notice or demand of any kind and the obligations of TUH terminate.

9. NOTICES

9.1 A communication in connection with this Agreement:

9.1.1 may be given by an Authorised Officer of the relevant party or the solicitors for the relevant party;

9.1.2. must be in writing; and

9.1.3 must be left at the address of the addressee, or sent by prepaid ordinary post to the address of the addressee or sent by facsimile to the facsimile number of the addressee or sent by email to the email address of the addressee.

9.2 Unless a later time is specified in it, a communication takes effect from the time it is actually received or taken to be received.

9.3 A communication is taken to be received

9.3.1 in the case of delivery by hand, on the day of delivery if delivered by 5.00 pm on a Business Day, otherwise on the next Business Day;

9.3.2 in the case of delivery by post, if posted to within the United States of America on the third Business Day after posting or if posted outside the United States of America on the seventh Business Day after posting;

9.3.3. in the case of an email, on the day on which the addressee indicates by return email that the email was received; and

9.3.4. in the case of a facsimile, on the day shown on the transmission report produced by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient but if the time of transmission is after 5:00 pm on a Business Day the facsimile is to be taken to be received on the following day.

9.4 Until a party notifies otherwise, addresses for service of communication are as follows:-

Name: Queensland Teachers Union Health Fund Limited
Address: 438 St Paul's Terrace, FORTITUDE VALLEY QLD 4006
Attention: Chief Executive Officer
Facsimile: +61 7 3252 1078

and to

Name: Macrossans Lawyers
Address: Level 23, AMP Place, 1 Eagle Street, BRISBANE QLD 4000
Attention: Robin Lonergan
Facsimile: +61 7 3292 9799

Name: Healthtrac Inc

Address: 539 Middlefield Road, REDWOOD CITY CA 94063
Facsimile: +1 650 366 0576

and to:

Name: Clark Wilson
Address: 800-885 West Georgia Street, VANCOUVER BC V6C3HI
Attention: Ethan P. Minsky
Facsimile: +1 604 687 6314

Name: VirtualSellers.Com.Inc
Address: Suite 1000, 120 North LaSalle Street, CHICAGO ILL 60602
Attention: President
Facsimile: +1 920 1871

and to:

Name: Clark Wilson
Address: 800-885 West Georgia Street, VANCOUVER BC V6C3HI
Attention: Ethan P. Minsky
Facsimile: +1 604 687 6314

9.5 Without preventing any other mode of service, any originating process in an action in respect of this Agreement may be served on a party by being delivered to or left for that party at its address for service of notices under this clause.

10. MISCELLANEOUS

Time of the essence

10.1 In every circumstance, time is of the essence of this Agreement.

Governing Law and Jurisdiction

10.2This Agreement is to be governed and determined in accordance with the law of the State of California, USA and the parties must submit to the jurisdiction of the Courts of that State.

Entire Agreement

10.3 This Agreement constitutes the entire agreement of the parties about its subject matter and any previous agreements, undertakings, negotiations, representations and warranties cease to have any effect from the date of this Agreement.

Waiver and Variation

10.4 A provision of or a right created by this Agreement may not be waived or varied except in writing.

10.5 A party's failure or delay to exercise a right does not operate as a waiver of that right.

10.6 The exercise of a right does not preclude its future exercise or the exercise of any other right.

10.7 The waiver of a right will be effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given

Remedies Cumulative

10.8 The rights provided in this Agreement are cumulative with and not exclusive of the rights provided by law or in equity independently of this Agreement.

Preservation of accrued rights

10.9 The expiration, termination or determination of this Agreement:

10.9.1 will not affect the provisions expressed or implied to operate or have effect after expiration, termination or determination; and

10.9.2 will be without prejudice to any right of action already accrued to a party in respect of a breach of this Agreement by another party.

Invalidity

10.10 If any term of this Agreement is invalid for any reason, that invalidity will not affect the validity or operation of any other term of this Agreement except to the extent necessary to give effect to that invalidity.

Counterparts

10.11 This Agreement may consist of a number of counterparts and the counterparts taken together constitute one and the same instrument.

Exchange by facsimile

10.12 The exchange of executed counterparts by facsimile will create a binding agreement.

Joint and several liability

10.13 An agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally.

10.14 An agreement, representation or warranty on the part of two or more persons binds them jointly and severally.

Act or omission

10.15 In this Agreement, reference to an act or omission by a party includes:-

10.15.1 if a party comprises more than one person, an act or omission by any one or more of those persons;

10.15.2 the permitting or allowing by a party of an act or omission; and

10.15.3 an act or omission of an employee (whether or not acting within the scope of his employment), agent, contractor or invitee of a party.

No partnership

10.16 None of the provisions of this Agreement are to be taken to constitute a partnership between the parties.

Further Assurances

10.17 Each party must execute the documents and do everything necessary or appropriate to bind it under and to give effect to this Agreement and must use its best endeavours to cause relevant third parties to do likewise.

Acceleration

10.18 If HTI fails to pay any money payable under this Agreement when due or breaches any other term of this Agreement then all moneys remaining unpaid under this Agreement may at the option of TUH become immediately due and payable.

11. ASSIGNABILITY AND SUCCESSORS

11.1 This Agreement is personal to the parties and no party may assign its rights or obligations under this Agreement without the prior consent of all the other parties.

11.2 The parties acknowledge that under the Merger Agreement, HTI will merge into Healthtrac Corporation. The obligations of HTI under this Agreement become the obligations of Healthtrac Corporation following the merger.

12. STAMP DUTY AND COSTS

12.1 All stamp duty and registration fees payable on this Agreement and on any instruments of transfer, deeds, agreements or other documents referred to in or contemplated by this Agreement must be paid by HTI and HTI must indemnify and keep indemnified all other parties to this Agreement with respect to those costs and any consequential costs.

12.2 Except as otherwise provided in this Agreement, the parties must bear their own legal costs and disbursements incurred in the preparation and execution of this Agreement.

12.3 If HTI commits an Event of Default, HTI must indemnify TUH for costs and expenses (including legal costs on an indemnity basis) incurred by TUH in enforcing its rights under this Agreement.

EXECUTED as an Agreement.

EXECUTED by QUEENSLAND TEACHERS UNION HEALTH FUND LIMITED ACN 085 150 376 in	) ) ) ) ) )	/s/ Craig Shegog Authorised Officer

/s/ signed

Witness

EXECUTED by HEALTHTRAC INC.	) ) ) ) ) )	/s/ Judith Holland Authorised Officer

/s/ signed

Witness

Joined in by VIRTUALSELLERS.COM INC. for the limited purposes expressed in this Agreement	) ) ) ) ) )	/s/ Robert E. Watson Authorised Officer

/s/ signed

Witness